EXHIBIT 5.1

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June 7, 2017

To the Board of Directors

Hyperdynamics Corporation

12012 Wickchester Lane, Suite 475

Houston, Texas 77079

Re:	Hyperdynamics Corporation
Registration Statement on Form S-1, File No. 333-217577

Ladies and Gentlemen:

We are acting as counsel to Hyperdynamics Corporation, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1, File No. 333-217577 (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement, by the selling stockholders identified in the Registration Statement, of up to 8,663,754 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), consisting of

(i)             up to 8,177,031 Shares that may be issuable upon conversion of 1,951 outstanding shares of the Company’s 1% Series A Convertible Preferred Stock (the “Series A Preferred Stock”),

(ii)        435,073 Shares that are issuable upon exercise of outstanding Common Stock purchase warrants issued to purchasers of the Series A Preferred Stock, and

(iii)   51,650 Shares that are issuable upon exercise of outstanding Common Stock purchase warrants issued to the placement agent for the Series A Preferred Stock and its designees.

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares.  For purposes of rendering this opinion, we are familiar with the Registration Statement, and we have examined the Company’s Certificate of Incorporation, as amended to date, the Company’s By-laws, as amended to date, and corporate actions of the Company that provided for the issuances of the Shares.  We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on statements of an officer of the Company.

Based upon and subject to the foregoing, it is our opinion that:

1.                 The up to 8,177,031 Shares that may be issuable upon conversion of 1,951 outstanding shares of Series A Preferred Stock will, when duly issued upon conversion of such shares of Series A Preferred Stock as provided therein, be validly issued, fully paid and non-assessable.

2.                 The 435,073 Shares that are issuable upon exercise of outstanding Common Stock purchase warrants issued to purchasers of the Series A Preferred Stock will, when duly issued upon exercise of said warrants against payment therefor as provided therein, be validly issued, fully paid and non-assessable.

1330 Avenue of the Americas | New York, New York 10019

T +1.212.259.7300 | F +1.212.259.8200

To the Board of Directors

Hyperdynamics Corporation

June 7, 2017

3.                 The 51,650 Shares that are issuable upon exercise of outstanding Common Stock purchase warrants issued to the placement agent for the Series A Preferred Stock and is designees will, when duly issued upon exercise of said warrants against payment therefor as provided therein, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Experts” in the prospectus constituting a part thereof.

Very truly yours,

/s/ CKR Law LLP